Exhibit 4.3

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into as of August 4, 2026, by and between Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”), and HBC MSF Capital Solutions Blocker II LLC (the “Holder”) and Frontier Power USA Parent, LLC, a Delaware limited liability company (the “Frontier Parent”), with reference to the following facts:

A.   On June 30, 2026, the Company, the Holder, and CCM Frontier JV Holdco, LLC (collectively, the “Members”), entered into that certain binding term sheet (the “Term Sheet”) with respect to, among other things (x) that certain Rights Offering (as defined in the Term Sheet) and (y) that certain joint venture and investment by the Members with respect to Frontier Parent;

B.   On August 4, 2026, pursuant to the Term Sheet, the Members entered into that certain Amended and Restated Limited Liability Company Agreement of Frontier Parent (as in effect as of the date hereof, the “LLC Agreement”), pursuant to which, among other things, the Holder, as a Member, acquired such Class C Units of Frontier Parent as set forth on Schedule A attached thereto (including any share capital into which such Class C Units shall have been changed or any share capital resulting from a reclassification of such Class C Units or such other share capital, collectively, the “Holder Units”);

C.   The Company desires to grant the right to the Holder to, from time to time, exchange (the “Exchange Rights”, and each such exchange, an “Exchange”) all, or any part, of the Holder Units as designated by the Holder into shares (the “Exchange Shares”) of Common Stock (as defined below), in accordance with the terms of this Agreement, which is permitted in accordance with the terms of the LLC Agreement;

D.   The Company and the Holder have entered into that certain Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), including the Exchange Shares, under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, and applicable state securities laws;

E.   On or prior to the date hereof, the Holder, the Company and the Frontier Parent entered into that certain Contribution and Warrants Purchase Agreement, pursuant to which, among other things, the Holder shall purchase, and the Frontier Parent shall sell and deliver to the Holder, certain warrants to purchase 10,008,886 shares of Common Stock of the Company (such warrants, collectively, the “HBC Warrants”, and the shares of Common Stock issuable pursuant to the terms of the HBC Warrants, including, without limitation, upon exercise or otherwise, collectively, the “Warrant Shares”, and together with the Exchange Shares, the “Shares”); and

F.   Each Exchange, if any, will be made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.   Exchange Price.

1.1   Subject to the terms and conditions set forth in this Agreement, the Holder has the Exchange Right to, from time to time, Exchange all, or any part, of the Holder Units as designated by the Holder for Exchange Shares, based upon a value (the “Unit Value”) of $1.00 per Holder Unit (subject to customary adjustments for any unit split, dividends, distributions, recapitalizations, consolidations, mergers and other similar events) as follows (the “Exchange Conditions”, and such applicable price per share of Common Stock in an Exchange as determined in accordance herewith and subject to any adjustments herewith, each, an “Exchange Price”):

1.1.1   if prior to December 31, 2026, (x) any portion, up to 50%, of the Holder Units at a price of $15.00 per share of Common Stock, (y) any portion, up to 75%, of the Holder Units at a price of $17.50 per share of Common Stock and/or (z) all, or any portion, of the Holder Units at a price of $20.00 per share of Common Stock;

1.1.2   from and after December 31, 2026, all, or any portion, of the Holder Units at a price per share of Common Stock equal to $5.481, the purchase price of units in the Rights Offering; and/or

1.1.3   all, or any portion, of the Holder Units at any time following the occurrence of (i) any voluntary or involuntary bankruptcy, change of control, liquidation, dissolution or winding up of Frontier Parent, (ii) the delivery of notice to the Holder by any Member or Frontier Parent (or any of their agents or representatives) of the intent by any Person (as defined below) to exercise any drag-along rights pursuant to Section 8.03 of the LLC Agreement, including the delivery of notice with respect to a potential Company Sale (as defined in the LLC Agreement) and which, for the avoidance of doubt, shall not require the prior consummation of the transaction(s) contemplated by such Company Sale, (iii) the occurrence of, or the entering into any contract or arrangement agreeing to do or take, any of the actions set forth in clauses (e) and (h) under “Reserved Matters” attached LLC Agreement as Schedule D-1 and (iv) the occurrence of, or the entering into any contract or arrangement agreeing to do or take, any of the actions set forth in clauses (a) (provided that for the purposes herein, such clause shall be deemed to include a pro rata redemption or repurchase of all Preferred Units (as defined in the LLC Agreement) at the same price per unit) and (d) under “Fundamental Matters” attached to the LLC Agreement as Schedule D-2, at a price per share of Common Stock equal to $5.481, the purchase price of units in the Rights Offering.

2.   Terms of Exchange Rights.

2.1   Exchange; Exchange Share Amount.  Subject to the satisfaction of any applicable Exchange Conditions and Section 2.3.4 below, the Holder may exercise, in whole or in part, the Exchange Rights at any time or times on or after the date hereof as permitted pursuant to the Exchange Conditions, by delivery to the Company, Frontier Parent and the Transfer Agent (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed Notice of Exchange in the form attached hereto as Exhibit A (each, a “Notice of Exchange”).  The aggregate number of Exchange Shares (each an “Exchange Share Amount”) to be issued to the Holder in any Exchange shall equal the quotient of (i) the product of (x) the Unit Value of the Holder Units in such Exchange and (y) the aggregate number of Holder Units in such Exchange, divided by (y) the applicable Exchange Price.  Against the issuance to the Holder of the Exchange Share Amount of Exchange Shares in an Exchange, the Holder shall contemporaneously transfer the Holder Units exchanged in such Exchange, to the Company in accordance with the terms of the LLC Agreement as the payment of the aggregate Exchange Price in connection therewith.

2.2   Exchange Eligibility Period.  The Exchange Rights may be exercised at any time any Holder Units remain outstanding (the “Exchange Eligibility Period”).

2.3   Mechanics of Exchange.

2.3.1   Issuance of Exchange Shares.  As soon as commercially practicable following the Company’s receipt of a Notice of Exchange (each, an “Exchange Date”), the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of such Notice of Exchange, in the form attached hereto as Exhibit A-1, to the Holder, Frontier Parent and the Transfer Agent (as defined below), which confirmation shall constitute an instruction to the Transfer Agent, in accordance with the Irrevocable Transfer Agent Instructions (as defined below), to process such Notice of Exchange in accordance with the terms herein.  The Company shall use commercially reasonable efforts to cause the Transfer Agent to promptly enter into the share transfer books of the Company, registered in the name of the Holder or its designee, the aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise; provided that the Company shall use commercially reasonable efforts to cause the Transfer Agent to register such aggregate number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise in one (1) Trading Day after the Exchange Date. Upon delivery to the Company, Frontier Parent and the Transfer Agent of such Notice of Exchange, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Exchange Shares with respect to which such Exchange Rights that have been exercised, irrespective of the date such Exchange Shares are entered into the share transfer books of the Company, except that, if the Exchange Date is a date when the share transfer books of the Company are closed, the Holder shall be deemed to have become a holder of record of the Exchange Shares at the close of business on the next succeeding date on which the share transfer books are open; provided, that the Holder shall be deemed to have waived any voting rights of any such Exchange Shares, as necessary, such that the aggregate voting rights of any Common Stock (including such Exchange Shares) beneficially owned by the Holder and/or any Attribution Parties (as defined below), collectively, on any such date of determination shall not exceed the Maximum Percentage (as defined below) as a result of any such exercise of any Exchange Rights.  “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Nasdaq Capital Market (the “Principal Market”), or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

2.3.2   Subject to Section 3.4 of this Agreement, the Holder may exercise its Exchange Rights only for a whole number of Exchange Shares.  In no event will the Company be required to net cash settle any Exchange Rights exercise.  If the Holder would be entitled, upon the exercise of its Exchange Rights, to receive a fractional interest in an Exchange Share, the Company shall round down to the nearest whole number, the number of Exchange Shares to be issued to the Holder.

2.3.3   Valid Issuance.  All Exchange Shares issued upon the proper exercise of Exchange Rights in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

2.3.4   Maximum Percentage.  The Company shall not effect any exercise of the Exchange Rights, and the Holder shall not have the right to exercise any portion of such Exchange Rights, and any such exercise shall be null and void and shall be cancelled ab initio and treated as if never made, to the extent that immediately prior to or following the exercise set forth on the applicable Notice of Exchange, the Holder, together with its Attribution Parties (as defined below), collectively beneficially owns or would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the shares of Common Stock that would be issued and outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Exchange Rights.  For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of shares of Common Stock beneficially owned by the Holder together with its Attribution Parties shall include the number of Exchange Shares issuable upon exercise of the Exchange Rights with respect to which the determination is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Exchange Rights of the Holder or its Attribution Parties and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder or its Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section

13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder.  For purposes of this subsection 2.3.4, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the United States Securities and Exchange Commission (the “Commission”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) Business Days (as defined below) confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company and/or Exchange Rights, as applicable, by the Holder and its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.  The Holder on the applicable Notice of Exercise shall disclose to the Company the number of shares of Common Stock that the Holder, together with its Attribution Parties, beneficially owns.  In the event that the issuance of shares of Common Stock to the Holder upon exercise of the Exchange Rights would result in the Holder, together with its Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage, the number of shares so issued by which the Holder’s, together with its Attribution Parties’, aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder and/or its Attribution Parties shall not have the power to vote or to transfer the Excess Shares.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage applicable to the Holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.  For purposes of clarity, any Exchange Shares issuable pursuant to the terms of the LLC Agreement and/or this Agreement in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder or its Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1) under the Exchange Act.  No prior inability to exercise Exchange Rights pursuant to this subsection shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability.  The provisions of this subsection 2.3.4 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this subsection 2.3.4 to the extent necessary to correct this subsection or any portion of this subsection which may be defective or inconsistent with the intended beneficial ownership limitation contained in this subsection 2.3.4 or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to a successor registered holder or Holder of the Exchange Right.  “Affiliate” means any person directly or indirectly controlled by, controlling or under common control with, the Holder, but only for so long as such control shall continue.  For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests.  “Attribution Parties” means, collectively, the following persons: (i) any investment vehicle, including any funds, feeder funds, or managed accounts, currently or from time to time after the initial issue date of the Exchange Rights, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the Holder or any Attribution Parties and (iv) any other persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act.  For clarity, the purpose of this definition is to subject collectively the Holder and all of its Attribution Parties to the Maximum Percentage.  “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

3.   Adjustments.

3.1   Adjustment of Exchange Rights Upon Reorganization, etc.  In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a stock split, stock dividend or a change that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Exchange Rights shall thereafter become the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Exchange Rights and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Exchange Rights would have received if the Holder had exercised the Exchange Right(s) immediately prior to such event without giving effect to the Maximum Percentage in subsection 2.3.4, if applicable (the “Alternative Issuance”); provided, however, that if the Holder was entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which the Exchange Rights shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election.  The provisions of this Section 3.1 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.  In no event will the Exchange Price be reduced to less than the par value per share issuable upon exercise of such Exchange Right.  The Company shall not enter into or be a party to any transaction subject to the provisions of this Section 3.1 unless the successor entity, if any, assumes in writing all of the obligations of the Company under this Agreement.

3.2   Extraordinary Dividends.  If the Company, at any time during the Exchange Eligibility Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which Exchange Rights are exchangeable), other than as described in Section 3.1 above or Section 3.5 below (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exchange Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the board of directors of the Company (the “Board of Directors”), in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

3.3   Notices of Changes in Exchange Right.  Upon the occurrence of any stock split, stock dividend or such other event specified in Section 3.1 or Section 3.2, the Company shall give written notice of the occurrence of such event to the Holder of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.4   No Fractional Shares.  Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Exchange Rights.  If, by reason of any adjustment made pursuant to this Section 3, the Holder would be entitled, upon the exercise of such Exchange Right, to receive a fractional interest in a share, the Company shall, upon such exercise, round to the nearest whole number the number of shares of Common Stock to be issued to the Holder.

3.5   Split-Ups and Aggregations.  If on or after the date hereof, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, or the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up, consolidation, combination, reverse stock split, reclassification or similar event, the Exchange Price in effect immediately prior to such event shall be adjusted (to the nearest tenth of a cent) by multiplying such Exchange Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to giving effect to the relevant transaction or event and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter.  Any adjustment pursuant to this Section 3.5 shall become effective immediately after the effective date of such subdivision or combination.

3.6   Other Events.  In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 3 are strictly applicable, but which would require an adjustment to the terms of the Exchange Rights in order to (i) avoid an adverse impact on the Exchange Rights and (ii) effectuate the intent and purpose of this Section 3, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Exchange Rights is necessary to effectuate the intent and purpose of this Section 3 and, if they determine that an adjustment is necessary, the terms of such adjustment.  The Company shall adjust the terms of the Exchange Rights in a manner that is consistent with any adjustment recommended in such opinion.

4.   Other Provisions Relating to Exchange Rights.

4.1   No Rights as Stockholder.  The Exchange Rights do not entitle the Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

4.2   Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Exchange Rights issued pursuant to this Agreement.

4.3   Tax Matters.

4.3.1   The Company shall promptly pay all transfer taxes and other similar charges that may be imposed upon the Company in respect of (i) the issuance of shares of Common Stock upon the exercise of the Exchange Rights, provided, however, that the Company shall not be obligated to pay any transfer taxes incurred in connection with (A) the Holder’s request to deliver shares of

Common Stock to a Person other than the Holder or (ii) any assignment, transfer or replacement of Exchange Rights or shares of Common Stock made at the request of the Holder.

4.3.2   Prior to the date hereof, Holder has delivered to the Company an IRS Form W-9 (or any successor form) signed under penalties of perjury to the Company.  Holder agrees to notify the Company promptly if the information contained in any IRS Form W-9 (or any successor form) delivered by the Holder changes and thereafter deliver to the Company an updated IRS Form W-9 (or any successor form). Holder agrees to complete and to provide to the Company in a timely manner any other tax documentation that may be reasonably required by the Company in connection with the Exchange Rights or shares of Common Stock.

5.   Representations and Warranties of the Company.  The Company hereby represents and warrants to the Holder as of the date hereof as follows:

5.1   Organization and Qualification.  The Company and each of the Subsidiaries (as defined below) is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”).  Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, except where such violation or default, as the case may be, would not, individually or in the aggregate, have a Material Adverse Effect.  “Subsidiary” means any subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act (as defined below).

5.2   Authorization and Binding Obligation.  The Company has full right, power and authority to execute and deliver this Agreement, the Registration Rights Agreement, the Irrevocable Transfer Agent Instructions (as defined below) and each of the other agreements and certificates entered into by the parties hereto in connection with Exchanges and the other the transactions contemplated by this Agreement (collectively, the “Exchange Documents”), and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken. The Exchange Documents have been duly authorized, executed and delivered by the Company and, assuming due execution and delivery by the Holder, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting rights or remedies of creditors generally; and (ii) the application of general principles of equity.

5.3   No Conflict; Required Filings and Consents. No consent, filing, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Exchange Rights and the consummation by the Company of the transactions contemplated by this Agreement, except for (i) such as have been obtained or made, (ii) the registration of the Exchange Shares under the Securities Act and those that may be required under the Exchange Act, applicable state Securities laws, or by NASDAQ or the Financial Industry Regulatory Authority, Inc., and (iii) those that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

5.4   Securities Law Exemptions.  Assuming the accuracy of the representations and warranties of the Holder contained herein, each Exchange is exempt from registration under the Securities Act, pursuant to the exemption provided by Section 4(a)(2) thereof, and applicable state securities laws.

5.5   Granting of Exchange Rights.  The granting by the Company to the Holder of the Exchange Rights pursuant to the LLC Agreement and the terms hereof is duly authorized, validly established and free from all free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, rights, proxies, equity or other adverse claim thereto (collectively, “Liens”).  Upon issuance in each Exchange in accordance herewith or pursuant to the Exchange Right, as applicable, the Exchange Shares, when issued, will be validly issued, fully paid and nonassessable and free from all Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of shares of Common Stock.  For the avoidance of doubt, no Exchange shall be valid unless the Holder Units to be exchanged pursuant to such Exchange are delivered  free from all Liens.

5.6   Equity Capitalization.  The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Company’s most recent Annual Report on Form 10- K and Quarterly Report on Form 10-Q (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in such Annual Report or Quarterly Report, pursuant to the exercise of convertible securities or options referred to in such Annual Report or Quarterly Report or pursuant to transactions announced subsequent to the filing of such Annual Report or Quarterly Report). “Common Stock” means (x) the Company’s shares of common stock, $0.0001 par value per share, and (y) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

5.7   Disclosure.    The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information with respect to the Company or any of its Subsidiaries solely as it pertains to this Agreement, the Term Sheet, or the transactions contemplated herein or therein since June 30, 2026; provided, however, that nothing herein shall restrict the Company’s ability to disclose this Agreement and any details with respect hereto in one or more press releases or in any Current Report on Form 8-K, Quarterly Report on Form 10-Q and/or Annual Report on Form 10-K. Further, the Company shall not, and shall cause each of its Subsidiaries and their respective officers, directors, affiliates, employees and agents, not to, provide the Holder with any material, non-public information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder.

5.8   No General Solicitation.  Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to securities pursuant to this Agreement. Assuming the accuracy of the representations and warranties of the Holder set forth in Section 6, neither the Company nor any of its affiliates, its subsidiaries nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) for the exemption from registration for the transactions contemplated hereby.

5.9   Registration Eligibility.  The Company is eligible to register the Registrable Securities (defined in the Registration Rights Agreement) for resale by the Holder using Form S-3ASR promulgated under the 1933 Act.

6.   Representations and Warranties of Holders.  The Holder represents and warrants to the Company, as of the date hereof, as follows:

6.1   Organization and Authority.  The Holder has the requisite power and authority to enter into and perform its obligations under this Agreement.  The execution and delivery of this Agreement by the Holder and the consummation by Holder of the transactions contemplated hereby has been duly authorized by Holder’s board of directors or other governing body.  This Agreement has been duly executed and delivered by Holder and constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

6.2   Ownership of Holder Units.  The Holder owns the Holder Units, and upon consummation of an Exchange will transfer the applicable Holder Units to the Company, free and clear of any Liens (other than the obligations pursuant to this Agreement, the LLC Agreement and the other Exchange Documents and applicable securities laws).

6.3   Reliance on Exemptions.  The Holder understands that the Exchange Shares are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein and in the Exchange Documents in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Exchange Shares.

6.4   Validity; Enforcement.  This Agreement and the Exchange Documents to which the Holder is a party have been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

6.5   No Conflicts.  The execution, delivery and performance by the Holder of this Agreement and the Exchange Documents to which the Holder is a party, and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

6.6   No Consideration Paid.  No commission or other remuneration has been paid by the Holder for soliciting any Exchange contemplated hereby.

6.7   No Public Sale or Distribution.  Upon each Exchange the Holder will acquire the Exchange Shares issuable upon exercise of the Exchange Rights with respect thereto for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of applicable securities laws, except pursuant to sales registered or exempted under the Securities Act; provided, however, by making the representations herein, the Holder does not agree, or make any representation or warranty, to hold any of the Exchange Shares for any minimum or other specific term and reserves the right to dispose of the Exchange Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act.  The Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Exchange Shares in violation of applicable securities laws.  For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity (as defined below) or any department or agency thereof.  “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

6.8   Accredited Investor Status.  The Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

6.9   Information.  The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the Exchanges that have been requested by the Holder.  The Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by the Holder or its advisors, if any, or its representatives shall modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained herein.  The Holder understands that its investment in the Exchange Shares involves a high degree of risk.  The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Exchange Shares.

6.10   No Governmental Review.  The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Exchange Shares or the fairness or suitability of the investment in the Exchange Shares nor have such authorities passed upon or endorsed the merits of the Exchanges.

6.11   Transfer or Resale.  The Holder understands that except as provided in the Registration Rights Agreement and Section 10 hereof: (i) the Exchange Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, pledged, assigned or transferred other than pursuant to (A) an effective registration statement under the Securities Act, or (B) Rule 144 promulgated under the Securities Act (or a successor rule thereto) (“Rule 144”); (ii) any sale of the Exchange Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Exchange Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the Commission promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Exchange Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

6.12   No General Solicitation.  The Holder is not acquiring the Exchange Rights as a result of any general or public solicitation or general advertising, or publicly disseminated advertisement, article, notice or other communication regarding the Exchange Rights published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

7.   No Shareholder Approval. None of the Company, its Subsidiaries or any of their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance of any Exchange Shares pursuant to this Agreement to require approval of stockholders of the Company for purposes of the 1933 Act or under any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of NASDAQ or any exchange or automated quotation system on which any of the securities of the Company are listed or designated for quotation.

8.   No Integration.  None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of the Exchange Shares under the Securities Act or cause any Exchange to be integrated with such offering or any prior offerings by the Company for purposes of Regulation D under the Securities Act.

9.   Listing.  The Exchange Shares to be delivered shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

10.   Transfer Agent Instructions; Legend.

10.1   Transfer Agent Instructions.  The Company shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent (as applicable, the “Transfer Agent”) in a form acceptable to the Holder (the “Irrevocable Transfer Agent Instructions”) to credit shares to the applicable balance accounts on the share transfer books of the Company, registered in the name of the Holder or its respective nominee(s), for the Exchange Shares in such amounts as specified from time to time by the Holder to the Company upon the exercise of the Exchange Rights.  The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 11.1 will be given by the Company to its Transfer Agent with respect to the Exchange Shares, and that the Exchange Shares shall otherwise be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Agreement, the Exchange Rights and the other Exchange Documents.  If the Holder effects a sale, assignment or transfer of the Exchange Shares as permitted by this Agreement, the Company shall permit the transfer and shall promptly instruct its Transfer Agent to credit shares to the applicable balance accounts on the share transfer books of the Company in such name and in such denominations as specified by the Holder to effect such sale, transfer or assignment.  Subject to Section 4.3, any fees (with respect to the Transfer Agent, counsel to the Company or otherwise) associated with the issuance of such opinions or the removal of any legends or the issuance of any opinions with respect thereto on any of the Exchange Shares shall be borne by the Company.

10.2   Legends.  The Holder understands that the Shares will be issued pursuant to an exemption from registration or qualification under the Securities Act and applicable state securities laws, and except as set forth below, the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against such transfers):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF COMMON STOCK OF EOS ENERGY ENTERPRISES, INC. (THE “COMPANY”) ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

10.3   Removal of Legends.  The Shares shall not be required to contain the legend set forth in Section 11.2 above or any other legend (i) following any sale of such Shares pursuant to an effective registration statement covering the resale of such Shares by the Holder or (ii) following any sale of such Shares pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company).  If a legend is not required pursuant to the foregoing, the Company shall no later than one (1) Trading Day (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade initiated on the date the Holder delivers such Shares to the Company) following the written request by the Holder to the Company or the transfer agent (with notice to the Company), together with any other deliveries from the Holder as may be required above in this Section 11.3, as directed by the Holder, register an entry on the share transfer books of the Company representing such Shares that is free from all restrictive and other legends, registered in the name of the Holder or its designee.  Subject to Section 4.3, the Company shall be responsible for any transfer agent fees with respect to any issuance of Shares or the removal of any legends with respect to any Shares in accordance herewith.

10.4   FAST Compliance.  While the Exchange Rights remain exercisable hereunder, the Company shall maintain a transfer agent that participates in FAST.

11.   Fees.  The Company shall reimburse Kelley Drye & Warren LLP, on demand, for all costs and expenses incurred by it in connection with preparing and delivering this Agreement, the LLC Agreement and the Exchange Documents (including, without limitation, all legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate non-accountable amount equal to $200,000.00 to Kelley Drye & Warren LLP. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, The Depository Trust Company fees or broker’s commissions (other than for Persons engaged by any Buyer) relating to or arising out of the transactions contemplated hereby.  Other than as noted above and subject to Sections 4.3 and 11, each of the Company and the Holder shall pay its own expenses with respect to any exercise and issuance of the Exercise Shares.  If any party shall commence any action or suit to enforce any provisions of the Exchange Documents, then, the prevailing party shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or suit.

12.   Blue Sky.  The Company shall make all filings and reports relating to the Exchange as required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof, if any.

13.   Effective Date.  Except as otherwise provided herein, this Agreement shall be deemed effective as of such date that Company and the Holder shall have duly executed and delivered this Agreement.

14.   Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

15.   Miscellaneous.

15.1   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including the Holder.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Holder.  The Exchange Rights may not be assigned or transferred to any Person (other than any Affiliate of the Holder) without the prior written consent of the Company.

15.2   Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.  Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the shares of Common Stock shall be automatically adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions that occur with respect to the shares of Common Stock after the date of this Agreement.  Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty against, or a prohibition of, any actions with respect to the borrowing of, arrangement to borrow, identification of the availability of, and/or securing of, securities of the Company in order for the Holder (or its broker or other financial representative) to effect short sales or similar transactions in the future.

15.3   Remedies.  Each party shall have all rights and remedies set forth in the Exchange Documents and all rights and remedies which each party has been granted at any time under any other applicable agreement or contract and all of the rights which each party has under any applicable law.  The remedies provided in this Agreement and the other Exchange Documents shall be cumulative and in addition to all other remedies available under this Agreement and the other Exchange Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief).

15.4   Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Exchange Documents, whenever the Holder exercises its Exchange Right and the Company or the Transfer Agent does not timely perform its related obligations within the periods herein provided, then the Holder (or such applicable Investor) may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company and the Transfer Agent to the extent that the Exchange has not already been effected, its Exchange Notice in whole or in part without prejudice to its future actions and rights.

15.5   Notices.  Any notice, statement or demand authorized by this Agreement to be given or made by the Holder to or on the Company shall be sufficiently given (i) when so delivered if by hand or overnight delivery; (ii) upon receipt, when sent by electronic mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, in each case, properly addressed to the party to receive the same.  The mailing addresses and e-mail addresses (until another such address is filed in writing by the Company with Frontier Parent) for such communications shall be as follows:

Eos Energy Enterprises, Inc.

3920 Park Avenue

Edison, NJ 08820

Attention: General Counsel

E-mail: legal@eose.com

Any notice, statement or demand authorized by this Agreement to be given or made by the Holder or by the Company to Frontier Parent shall be sufficiently given (i) when so delivered if by hand or overnight delivery; (ii) upon receipt, when sent by electronic mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, in each case, properly addressed to the party to receive the same.  The mailing addresses and e-mail addresses (until another such address is filed in writing by Frontier Parent with the Company) for such communications shall be as follows:

Cerberus Operations and Advisory Company, LLC

875 3rd Avenue

New York, NY 10022

Email: OGC@cerberus.com; jhansen@cerberusoperations.com

c/o Eos Energy Enterprises, Inc.
3920 Park Avenue
Edison, NJ 08820
Attention: General Counsel
E-mail: legal@eose.com

Any notice, statement or demand authorized by this Agreement to be given or made by the Holder to the Transfer Agent shall be sufficiently given (i) when so delivered if by hand or overnight delivery; (ii) upon receipt, when sent by electronic mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, in each case, properly addressed to the party to receive the same.  The mailing addresses and e-mail addresses (until another such address is filed in writing by the Transfer Agent (or by the Company on behalf of the Transfer Agent) with the Holder) for such communications shall be as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Compliance Department
E-mail: sjones@continentalstock.com

Any notice, statement or demand authorized by this Agreement to be given or made by the Company, the Transfer Agent or Frontier Parent to the Holder shall be sufficiently given when (i) when so delivered if by hand or overnight delivery; (ii) upon receipt, when sent by electronic mail (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (iii) if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, in each case, properly addressed to the party to receive the same.  The mailing addresses and e-mail addresses (until another such address is filed in writing by the Holder with the Company) for such communications shall be as set forth on the signature page of the Holder attached hereto.

15.6   Applicable Law.  The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  Each party hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each party hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

15.7   Persons Having Rights under this Agreement.  Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

15.8   Amendments.  Except for Section 2.3.4 and this Section 16.8, which may not be amended, modified or waived, this Agreement may only be amended, modified or waived with the written consent of the Company and the Holder.  Notwithstanding the foregoing, the Company may lower the Exchange Price upon advance approval by the full Board of Directors, without the consent of the Holder.

15.9   Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

15.10   Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

15.11   Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.12   MFN.  If, after the date of the Term Sheet, the Company and/or the Frontier Parent, directly or indirectly enters into, provides, issues, grants (or enters into an agreement with respect to any of the foregoing) to a member of Frontier Parent a right to exchange (and/or convert) such member’s equity in Frontier Parent, in whole or in part, into shares of Common Stock and/or Common Stock Equivalents (as defined below) of the Company on terms more favorable to such member than those provided to the Holder under this Agreement (for the avoidance of doubt, an earlier timeline than that set forth in Section 1.1 shall be deemed more favorable), then (i) Frontier Parent or the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of Holder’s Exchange Right shall be, without any further action by Holder or Frontier Parent or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such agreement; provided that upon written notice to Frontier Parent or the Company, as applicable, at any time within 60 days following the notice delivered by Frontier Parent or the Company pursuant to clause (i) above, the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in such agreement shall not apply to the Holder as if such amendment or modification never occurred with respect to the Holder.  The provisions set forth herein shall apply similarly and equally to each issuance or grant of a more favorable exchange right.  “Common Stock Equivalents” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.

15.13   [Reserved.]

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

EOS ENERGY ENTERPRISES, INC.

By:	/s/ Joe Mastrangelo
	Name:	Joe Mastrangelo
	Title:	Chief Executive Officer

FRONTIER PARENT:

FRONTIER POWER USA PARENT, LLC

By:	/s/ Jake Hansen
	Name:	Jake Hansen
	Title:	President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HOLDER:

HBC MSF CAPITAL SOLUTIONS BLOCKER II LLC

By:	/s/ Richard Allison
	Name:	Richard Allison
	Title:	Authorized Signatory*

Authorized Signatory Hudson Bay Capital Management LP not individually, but solely as Investment Advisor to HBC MSF Capital Solutions Blocker II LLC

Notices:

HBC MSF Capital Solutions Blocker II LLC

c/o Hudson Bay Capital Management LP

290 Harbor Drive, 3rd Floor

Stamford, CT 06902

Attn: Capital Solutions Team

Email: investments@hudsonbaycapital.com

Phone: (212) 571-1244

EXHIBIT A

Notice of Exchange

Eos Energy Enterprises, Inc.

The undersigned holder hereby exercises, in part, the exchange rights to receive shares of Common Stock (the “Exchange Shares”) of Eos Energy Enterprises, Inc., a Delaware corporation (the “Company”) in exchange for Class C Units (the “Holder Units”) of Frontier Power USA Parent, LLC, a Delaware limited liability company (the “Frontier Parent”), established pursuant to the terms of (a) that certain Limited Liability Company Agreement of Frontier Parent, dated August 4, 2026 and (b) that certain Exchange Agreement, dated August 4, 2026, by and between the Company, Frontier Parent and the investor signatory thereto (the “Exchange Agreement”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Exchange Agreement.

The Company shall deliver to Holder, or its designee or agent as specified below,               Exchange Shares in exchange for             Holder Units in accordance with the terms of the Exchange Agreement.

The Holder hereby represents and warrants to the Company that, after giving effect to the issuance of Exchange Shares in accordance herewith, the Holder shall not be in breach of Section 2.3.4 of the Exchange Agreement.  As of the date hereof, the Holder beneficially owns           shares of Common Stock, together with its Attribution Parties, without giving effect to the issuance of Exchange Shares pursuant to this notice. Notwithstanding the foregoing, neither the Company nor Frontier Parent shall be permitted to use the foregoing beneficial ownership information for any other purposes than determining application of Section 2.3.4 under the Exchange Agreement.

Delivery shall be made to Holder, or for its benefit, as follows:

Issue to:

Date:

Name of Registered Holder

By:
Name:
Title:

Tax ID:
Facsimile:
E-mail Address:

EXHIBIT A-1

ACKNOWLEDGMENT

The Company hereby acknowledges this Notice of Exchange and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated August 4, 2026, from the Company and acknowledged and agreed to by Continental Stock Transfer & Trust Company.

EOS ENERGY ENTERPRISES, INC.

By:
Name:
Title: